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                                  EXHIBIT 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                               Acquireu.com, Inc.


                                                               FILED
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATION
                                                           99APR-5 PM6:03


The undersigned, being an individual, does hereby act as incorporator for the purpose of organizing a corporation for profit pursuant to the provisions of the Florida Business Corporation Act, and therefore, adopts the following Articles of Incorporation for such corporation.

                                   ARTICLE I
                                   ---------
                                      NAME

The corporate name for the corporation (hereinafter the "corporation") is:

                               Acquireu.com, Inc.

                                   ARTICLE II
                                   ----------
                             EXISTENCE AND DURATION

The period of duration of this corporation is perpetual.

                                  ARTICLE III
                                  -----------
                              PURPOSES AND POWERS

The purpose for which this corporation is organized is to engage in all lawful business for which corporations may be incorporated pursuant to the Florida Business Corporation Act. In furtherance of such lawful purposes, the corporation shall have and may exercise all rights, powers and privileges now or hereafter exercisable by corporations organized under the laws of the State of Florida. In addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any its corporate purposes.

                                   ARTICLE IV
                                   ----------
                                 CAPITALIZATION

The aggregate number of shares of common stock which this corporation shall have authority to issue is fifty million (50,000,000) shares at par value of one tenth of one cent ($.001) per share.

The common stock of the corporation, when issued and then outstanding, shall be entitled to vote one hundred (100) percent of the stockholder voting rights. Each holder of common stock shall be entitled to one (1) vote for each share of common stock held.

The Board of Directors has the authority, without any vote or action by the Stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividends rights, dividend rate, conversion rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and number of Shares constituting any series.

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There shall be no cumulative voting by shareholders. The shareholders shall have no preemptive rights to acquire any shares of the corporation. The common stock of the corporation after the amount of the subscription price has been paid in shall not be subject to assessment to pay the debts of the corporation.

                                   ARTICLE V
                                   ----------
                            INITIAL OFFICE AND AGENT

The address of this corporation's initial registered office in the State of Florida is 1725 Palm Cove Blvd. #307 Delray Beach, Florida 33445 and the name of its initial registered agent at said registered office is Nicholas A. Natale. The written acceptance of the said initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act. is set forth following the signature of the incorporator and is made a part of these Articles of Incorporation.

                                   ARTICLE VI
                                   ----------
                                PRINCIPAL OFFICE

The address of the principal office of the corporation is 1725 Palm Cove Blvd. #307 Delray Beach, Florida 33445. The corporation may maintain offices, agencies, and places of business in any other state in the United States and in foreign countries without restriction as to place, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                  ARTICLE VII
                                  -----------
                           INITIAL BOARD OF DIRECTORS

The number of directors constituting the initial board of directors of this corporation is one (1) and the number of directors of this corporation shall not be less than one (1). The name and address of the person who is to serve as director until the first annual meeting of shareholders, or until his successor is elected and qualified is:

         Nicholas A. Natale             1725 Palm Cove Blvd. #307
                                        Delray Beach, Florida 33445


                                  ARTICLE VIII
                                  ------------
                                INDEMNIFICATION

The corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise. both as to action in his official capacity and as to action in another capacity while holding such office. and shall continue as to a person who has ceased to be a director, officer. Employee, or agent and shall inure to the benefit or the heirs, executors, and administrators of such a person.

                                   ARTICLE X
                                   ---------
                                  INCORPORATOR

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The name and address of the incorporator signing these Articles of
Incorporation is Nicholas A. Natale1725 Palm Cove Blvd. #307. Delray Beach, Florida 33445.

Dated this 2nd day of April, 1999.

                                              /s/ Nicholas A. Natale
                                              --------------------------------
                                              Nicholas A. Natale, Incorporator